Exhibit 99.1

NEWS FROM:

INDUS REALTY TRUST, INC.

CONTACT:

Jon Clark

Executive Vice President, Chief Financial Officer

(860) 286-2419

jclark@indusrt.com

Investor Relations

investor@indusrt.com

INDUS ANNOUNCES THE ACQUISITION OF A 205,000 SQUARE FOOT PORTFOLIO IN

ORLANDO AND PALM BEACH

NEW YORK, NEW YORK (June 9, 2022) INDUS Realty Trust, Inc. (Nasdaq: INDT) (“INDUS” or the “Company”), a U.S. based industrial/logistics REIT, announced today that it has closed on the purchase of a fully leased, approximately 205,000 square foot portfolio (the “Florida Portfolio Acquisition”) located in the Orlando and Palm Beach, Florida markets.  The Company used cash on hand to pay the $31.6 million purchase price before transaction costs, which equates to an in-place cash capitalization rate of approximately 4.6%.

Michael Gamzon, President and Chief Executive Officer of INDUS, commented, “We are excited to expand our overall holdings in Florida and enter the southern Florida market with this acquisition.  The portfolio is comprised of highly functional, ‘last-mile’ facilities located in high barrier to entry locations within markets that are experiencing very strong population and economic growth. These properties have the potential for strong future rent growth due to the current in-place rents that we believe are below market and the very limited pipeline of new supply in nearby locations.”

With the addition of the Florida Portfolio Acquisition, in Florida INDUS owns approximately 621,000 square feet across seven buildings in addition to a two-building project totaling 195,000 square feet currently under development.

About INDUS

INDUS is a real estate business principally engaged in developing, acquiring, managing, and leasing industrial/logistics properties. INDUS owns 38 industrial/logistics buildings aggregating approximately 5.6 million square feet in Connecticut, Pennsylvania, North Carolina, South Carolina, and Florida.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include INDUS’ beliefs and expectations regarding future events or conditions including, without limitation, statements regarding the economic and population growth of the Orlando and Palm Beach markets. Although INDUS believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by INDUS as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of INDUS, and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Other important factors that could affect the outcome of the events set forth in these statements are described in INDUS’ Securities and Exchange Commission (“SEC”) filings, including the “Business,” “Risk Factors” and “Forward-Looking Statements” sections in INDUS’ Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on March 11, 2022, as updated by other filings with the SEC. INDUS disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.